Exhibit 99.2
(General Vesting Format ISO)
INCENTIVE STOCK OPTION AGREEMENT
Optionee:
     Homestead.com Incorporated, a Delaware corporation (the “Company”), has granted you an option to purchase shares of common stock of the Company (“Common Stock”) under the Homestead Technologies 1996 Stock Option Plan (the “Plan”). This option is intended to qualify for the federal income tax benefits available to an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
     The details of your option are as follows:
     1. Total Number of Shares Subject to this Option. The total number of shares of Common Stock subject to this option is                     .
     2. Vesting. The date that the vesting period begins on this option is                     . Shares will vest (i) according to the following schedule, or (ii) until you cease to provide services for the Company for any reason:

Period	Shares Vesting During Period	Date Vested
through		Last Day of Period

through		One-twelfth of Shares Will Vest on 1st of Every Month During Period

through		One-twelfth of Shares Will Vest on 1st of Every Month During Period

through		One-twelfth of Shares Will Vest on 1st of Every Month During Period
This option may be exercised only with respect to those shares which are vested except as permitted under section 4 of this Agreement.
     3. Exercise Price and Method of Payment.

          (a) Exercise Price. The exercise price of this option is $             per share, which is not less than the fair market value of the Common Stock on the date this option was granted to you.
          (b) Method of Payment. Payment of the exercise price per share is due in full upon exercise of all or any part of this option. You may make payment of the exercise price under one or a combination of the following alternatives:
               (i) Payment of the exercise price per share in cash or by check at the time of exercise;
               (ii) If at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment with shares of the Company’s Common Stock you already own. The Common Stock (i) will be valued at its fair market value on the date of exercise, (ii) if originally acquired from the Company, it must have been held for the period required to avoid a charge to the Company’s reported earnings, and (iii) it must be owned free and clear of any liens, claims, encumbrances or security interests;
               (iii) This option may also be exercised as part of a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or a check) by the Company before Common Stock is issued; or
               (iv) Payment by a combination of the methods of payment listed in paragraph 3(b)(i) through 3(b)(iii) above.
     4. Whole Shares. You may exercise this option only for whole shares and the Company shall be under no obligation to issue any fractional shares of Common Stock to you.
     5. Securities Law Compliance. Notwithstanding anything to the contrary contained in this option, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the “Act”) or, if the shares are not registered at that time, the Company has determined that the exercise and issuance would be exempt from the registration requirements of the Act.
     This option has been granted under the terms of a compensatory benefit plan established by the Company to provide financial incentives for the Company’s employees (including officers) and certain directors and consultants to work for the financial success of the Company and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Act.
     6. Term of Option. The term of this option begins on the date you were granted this option and, unless it ends sooner for the reason described below, terminates on                      (the “Expiration Date”) (which date shall be no more than ten (10) years from the date this option was granted). You may not, under any circumstances, exercise this option after the Expiration Date. In addition, this option may not be exercised if it would cause a violation of the short-swing trading profits provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which are applicable to certain shareholders of companies with publicly traded stock.

     This option will also terminate prior to the end of its term if your service as an employee or an advisor or consultant with the Company and all Affiliates is terminated for any reason or for no reason. Your option will then terminate thirty (30) days after the date on which you are no longer providing services to the Company or any Affiliate unless one of the following circumstances exists:
          (a) Your termination of service is due to your disability. This option will then terminate on the earlier of the Expiration Date or twelve (12) months following the termination of your service. You should be aware that if your disability is not considered a permanent and total disability within the meaning of Section 422(c)(6) of the Code, if you exercise this option more than three (3) months following the date of your termination of employment, your exercise will be treated for tax purposes as the exercise of a Nonstatutory Stock Option instead of an Incentive Stock Option.
          (b) Your termination of service is due to your death. This option will then terminate on the earlier of the Expiration Date or eighteen (18) months after your death.
          (c) If during any part of the thirty (30) day period you may not exercise your option solely because of the condition described in section 5 above, then your option will not terminate until the earlier of the Expiration Date or until this option shall become exercisable for a period of thirty (30) days after the termination of your service.
          (d) If your exercise of the option within thirty (30) days after termination of your service with the Company and all Affiliates either will result in liability under Section 16(b) of the Exchange Act, then your option will terminate on the earlier of (i) the Expiration Date or (ii) the thirtieth (30th) day after the last date on which your exercise would result in such liability under Section 16(b) of the Exchange Act or be prohibited under such trading window policy.
     Only the shares which are vested on the date of your termination of service may be exercised following the termination of your service.
     In order to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or permanent and total disability. The Company has provided for continued vesting or extended exercisability for your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you provide services to the Company or an Affiliate as a consultant or exercise your option more than three (3) months after the date your employment with the Company and all Affiliates terminates.
     7. Exercise of Option.
          (a) You may exercise this option to the extent specified above, by delivering the Notice of Exercise attached to this option as an exhibit together with the exercise price to the Secretary of the Company, or another person designated by the Company, during regular business hours, together with any additional documents required in the Notice of Exercise.

          (b) By exercising this option you agree that:
               (i) the Company may require you to pay to the Company any tax withholding obligation of the Company arising from (1) your exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of the shares of Common Stock you acquired upon the exercise of this option;
               (ii) you will notify the Company in writing within fifteen (15) days after the date on which you dispose of any of the shares of the Common Stock issued to you upon your exercise of this option if the disposition of shares occurs within two (2) years after the date on which you were granted this option or within one (1) year of the date on which you exercised this option; and
               (iii) in connection with the first underwritten registration of the offering of any securities of the Company under the Act, the Company (or a representative of the underwriters) may require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during a period not to exceed one hundred eighty (180) days following the effective date (the “Effective Date”) of the registration statement of the Company filed under the Act. You further agree that the Company may impose stop-transfer instructions on the securities subject to these restrictions until the end of the period.
     8. Option Not Transferable. This option may not be transferred, except by will or by the laws of descent and distribution, and may be exercised during your life only by you.
     9. Option Not an Employment Contract. This option is not an employment contract and nothing in this option creates in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company.
     10. Notices. Any notices provided for in this option or the Plan will be given in writing and will be considered to have been given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you later designate in writing to the Company.
     11. Governing Plan Document. This option is subject to all the provisions of the Plan, which is attached as an exhibit to this option. All provisions of the Plan are hereby made a part of this option. This option is further subject to all interpretations, amendments, rules and regulations which may from time to time be set forth and adopted under the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.
     Dated the                      day of                                          , 19                    .
Very truly yours,

Homestead.com Incorporated

By

Duly authorized on behalf of the Board of Directors
Attachments:
Homestead Technologies 1996 Stock Option Plan
Notice of Exercise

          (a) I acknowledge that I have received the foregoing option and the attachments referenced in it and I understand that all rights and liabilities with respect to this option are set forth in the option and the Plan; and
          (b) I acknowledge that as of the date of grant of this option, this option and its exhibits set forth the entire understanding between myself and the Company and any Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to me under the Plan or any other equity compensation plans adopted by the Company or its Affiliates, and (ii) the following agreements only:

None

(Initial)

Other

Optionee

Address: